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                       [CHASE INDUSTRIES INC. LETTERHEAD]

FOR IMMEDIATE RELEASE
TUESDAY, MAY 26, 1998

                 CHASE INDUSTRIES DECLARES 3-FOR-2 STOCK SPLIT

MONTPELIER, OHIO, MAY 26, 1998--CHASE INDUSTRIES INC. (NYSE: CSI) today announced that it had received shareholder approval of an increase in the Company's authorized shares necessary to effect a three-for-two stock split, which will be effective for shareholders of record as of June 6, 1998. As a result of the stock split, the company's issued shares will increase from approximately 10 million to 15 million shares.

Martin V. Alonzo, chairman, president and chief executive officer, said, "We believe the increase in the number of shares outstanding will improve our float, make the stock even more attractive to potential investors and ultimately increase shareholder value."

Fractional shares resulting from the stock split will be paid in cash, without interest, in an amount equal to one-third the closing sale price per share of the common stock as reported on the New York Stock Exchange on the last trading date prior to the June 6, 1998, record date. The mail date for new stock certificates and the payment date for fractional shares is scheduled for June 26, 1998.

Chase Industries, through its wholly owned subsidiaries Chase Brass & Copper Company and Leavitt Tube Company, is a leading manufacturer of free-machining and forging brass rod and structural and mechanical steel tubing.



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CHASE INDUSTRIES INC.
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Chase Brass and Copper Company, employing more than 300 people at its
Montpelier, OH, plant, is an ISO 9002 certified manufacturer and supplier of free-machining and forging brass rod in the United States and Canada. Its diverse customer base of more than 250 companies uses Chase's "Blue Dot" trademark rod to produce a variety of products, such as plumbing fixtures, heating and air conditioning components, industrial valves, automotive parts, and numerous hardware components.

Leavitt Tube Company is a leading producer of structural and mechanical steel tubing with plants in Chicago, Ill., and Jackson, Miss., employing a total of more than 400 people. Leavitt's structural steel tubing is used in farm equipment, non-residential construction and other structural applications. The mechanical steel tubing is used in a broad range of consumer and commercial products, including furniture and fixtures, lawn-care products, storage racks, exercise equipment, bicycles and machine tools.

Chase Industries is traded on the New York Stock Exchange under the symbol CSI.

   FOR MORE INFORMATION ABOUT CHASE INDUSTRIES INC., FREE OF CHARGE VIA FAX,
                 DIAL 1-800-PRO-INFO AND USE TICKER SYMBOL CSI.


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